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Office of the Chief Accountant
Securities and Exchange
Commission
450 Fifth Street, N.W.
Washington, D. C. 20549

February 29, 2000

Dear Sir/Madam:

We have read the disclosures in Item 4 included in the Form 8-K dated February 29, 2000 of View Tech, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



Arthur Andersen LLP

DLH

Copy to: Mr. Christopher Zigmont
         Chief Financial Officer, View Tech, Inc.